EXHIBIT 99.1

DEP Holdings, LLC

Consolidated Balance Sheet at December 31, 2007

and Report of Independent Registered Public Accounting Firm

DEP HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of DEP Holdings, LLC

Houston, Texas

We have audited the accompanying consolidated balance sheet of DEP Holdings, LLC (the “Company”) at December 31, 2007. This consolidated financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2008

DEP HOLDINGS, LLC

CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2007

(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$ 2,505
Accounts receivable - trade, net of allowance for doubtful accounts of $47	77,912
Accounts receivable - related parties	3,007
Inventories	8,510
Prepaid and other current assets	2,773
Total current assets	94,707
Property, plant and equipment, net	877,510
Investments in and advances to unconsolidated affiliate	3,490
Intangible assets, net of accumulated amortization of $1,393	6,733
Other assets	273
Total assets	$ 982,713

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable - trade	$ 17,367
Accounts payable - related parties	21,723
Accrued product payables	57,474
Accrued expenses	1,204
Accrued interest	186
Other current liabilities	7,545
Total current liabilities	105,499
Long-term debt	200,000
Other long-term liabilities	4,007
Parent interest in subsidiaries of Duncan Energy Partners	356,214
Limited partners of Duncan Energy Partners, including Parent	319,769
Member’s equity:
Member interest	817
Accumulated other comprehensive loss	(3,593)
Total member’s equity	(2,776)
Total liabilities and member’s equity	$ 982,713

See Notes to Consolidated Balance Sheet

DEP HOLDINGS, LLC

NOTES TO CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2007

Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Business Overview and Basis of Financial Statement Presentation

Significant Relationships referenced in the Notes to Consolidated Balance Sheet

Unless the context requires otherwise, references to “we,” “us,” “our,” or “DEP Holdings” are intended to mean the business and operations of DEP Holdings, LLC and its consolidated subsidiaries ,which include Duncan Energy Partners L.P. and its consolidated subsidiaries. References to “DEP GP” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners L.P., and not on a consolidated basis.

References to “Duncan Energy Partners” mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries. Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.” References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy Partners that conducts substantially all of its business.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P., which owns 100% of the member interests of Enterprise Products Operating LLC. Enterprise Products Partners is a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “EPD.” References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

References to “EPO” mean Enterprise Products Operating LLC (as successor in interest by merger to Enterprise Products Operating L.P.), which is our Parent, and its consolidated subsidiaries. EPO is a significant owner of Duncan Energy Partners’ common units and owns 100% of the member interests of DEP GP.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”). On May 7, 2007, Enterprise GP Holdings acquired non-controlling interests in both LE GP and Energy Transfer Equity.

References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., which owns EPGP, TEPPCO GP and limited partner interests in Enterprise Products Partners and TEPPCO. Enterprise GP Holdings is a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPE.” References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. All of the aforementioned entities are affiliates and under common control of Mr. Dan L. Duncan, the Co-Chairman and controlling shareholder of EPCO.

Business Overview

DEP GP is a Delaware limited liability company that was formed on September 29, 2006, to own a 2% general partner interest in Duncan Energy Partners. DEP GP’s primary business purpose is to manage the affairs and operations of Duncan Energy Partners. Duncan Energy Partners was formed to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO.

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at a price of $21.00 per unit, which generated net proceeds to the Partnership of $290.5 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, the Partnership distributed $260.6 million of these net proceeds to Enterprise Products Operating LLC, plus $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units (after giving the effect to the redemption of 1,950,000 common units).

In connection with Duncan Energy Partners’ initial public offering, EPO contributed to Duncan Energy Partners a 66% equity interest in each of the following entities: (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a Delaware limited liability company; (ii) Acadian Gas, LLC (“Acadian Gas”), a Delaware limited liability company; (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), a Delaware limited partnership, including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), a Delaware limited partnership, including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”), a Delaware limited liability company. EPO retained the remaining 34% equity interests in each of these subsidiaries.

The following is a brief description of the businesses of which 66% of the ownership interests were contributed to Duncan Energy Partners by EPO on February 1, 2007:

▪

Mont Belvieu Caverns owns and operates 33 salt dome caverns located in Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and a brine system with approximately 20 MMBbls of above ground storage capacity and two brine production wells. Mont Belvieu Caverns gathers, stores and delivers NGLs and petrochemical products for industrial customers located along the upper Texas Gulf Coast.

▪

Acadian Gas gathers, transports, stores and markets natural gas in Louisiana utilizing over 1,000 miles of high-pressure transmission pipelines and lateral and gathering lines with an aggregate throughput capacity of one billion cubic feet per day (“Bcf/d”) including a 27-mile pipeline owned by its joint venture unconsolidated affiliate, Evangeline Gas Pipeline L.P., (“Evangeline”) and a leased storage cavern with 3 Bcf of storage capacity (see Note 7).

▪	Lou-Tex Propylene owns a 263-mile pipeline used to transport chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas.

▪	Sabine Propylene owns a 21-mile pipeline used to transport polymer-grade propylene from Port Arthur, Texas to a pipeline interconnect in Cameron Parish, Louisiana on a transport-or-pay basis.

▪

South Texas NGL owns a 286-mile pipeline system extending from Corpus Christi, Texas to Mont Belvieu, Texas. In January 2007, this pipeline commenced transportation of NGLs from two of EPO’s processing facilities located in South Texas to Mont Belvieu, Texas.

EPO had owned controlling interests and operated the underlying assets of Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene and Sabine Propylene for several years prior to its contribution of ownership interests in such entities to Duncan Energy Partners. On February 5, 2007, DEP Operating Partnership directly or indirectly assumed such operating responsibilities.

EPO may contribute or sell other equity interests in its subsidiaries or other of its or its subsidiaries’ assets to Duncan Energy Partners and use the proceeds it receives to fund its capital spending program. EPO has no obligation or commitment to make such contributions or sales to Duncan Energy Partners.

In certain cases, EPO is responsible for funding 100% of project costs rather than sharing such costs with the Partnership in accordance with the existing sharing ratio of 66% funded by the Partnership and 34% funded by EPO. See Note 12 for information regarding recent cash contributions made by EPO in connection with the Omnibus Agreement and Mont Belvieu Caverns’ limited liability company agreement.

Basis of Financial Statement Presentation

Since DEP GP exercises control over Duncan Energy Partners, DEP GP consolidates the financial statements of Duncan Energy Partners. DEP GP has no independent operations and no material assets outside those of Duncan Energy Partners.

For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented in a manner similar to minority interest. The number of reconciling items between our consolidated balance sheet and that of Duncan Energy Partners are few. The most significant difference is that relating to the presentation of third party and EPO ownership interests in the common units of Duncan Energy Partners. This amount is presented as a component of partners’ equity by Duncan Energy Partners; however, this amount is presented as “Limited partners of Duncan Energy Partners, including Parent” (i.e., minority interest) on our balance sheet. The following table presents the components of this line item at December 31, 2007:

Limited partners of Duncan Energy Partners:
Non-affiliate public unitholders	$ 288,588
EPO	31,181
Limited partners of Duncan Energy Partners, including Parent	$ 319,769

In connection with Duncan Energy Partners’ initial public offering, EPO contributed to Duncan Energy Partners a 66% equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL. EPO retained the remaining 34% equity interest in each of these entities. We account for EPO’s share of our subsidiaries’ net assets and income as “Parent interest in subsidiaries of Duncan Energy Partners” in a manner similar to minority interest.

Note 2.  Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts balance is generally determined based on specific identification and estimates of future uncollectible accounts, as appropriate. Our procedure for recording an allowance for doubtful accounts is based on (i) our historical experience, (ii) the financial stability of our customers and (iii) the levels of credit granted to customers. In addition, we may also increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and those experiencing other financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure we have recorded sufficient reserves to cover potential losses. As applicable our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts. Our allowance for doubtful accounts was $47 thousand at December 31, 2007.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. Our proportionate share of profits and losses from transactions with our equity method unconsolidated affiliate are eliminated in consolidation and remain on our balance sheet (or those of our equity method investee) in inventory or similar accounts.

To the extent applicable, we would also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership. If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we would account for the investment using the cost method.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel evaluate such contingent liabilities, and such evaluations inherently involve an exercise in judgment. In assessing loss contingencies, our legal counsel evaluates the perceived merits of legal proceedings that are pending against us and unasserted claims that may result in proceedings, if any, as well as the perceived merits of the amount of relief sought or expected to be sought therein from each.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability is accrued in our financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our consolidated balance sheets, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.

Deferred Revenue

In our storage business, we occasionally bill customers in advance of the periods in which we provide storage services. We record such amounts as deferred revenue. We recognize these revenues ratably over the applicable service period. Our deferred revenue was $1.2 million at December 31, 2007.

Deposits from Customers

Natural gas customers that pose a credit risk are required to make a prepayment (i.e., a deposit) to us in connection with sales transactions. Deposits from customers were approximately $41 thousand at December 31, 2007.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s estimate of the ultimate cost to remediate a site. Ongoing environmental compliance costs are charged to expense as incurred. Expenditures to mitigate or prevent future environmental contamination are capitalized. Our operations include activities that are subject to federal and state environmental regulations. Our reserve for environmental remediation projects totaled $0.3 million at December 31, 2007.

Equity-Based Compensation

We do not directly employ any of the persons responsible for the management and operations of our businesses. These functions were performed by employees of EPCO pursuant to an administrative services agreement under the direction of the Board of Directors and executive officers of Enterprise Products OLPGP, Inc., the general partner of EPO. Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO. Such awards were immaterial to our consolidated financial position at December 31, 2007.

To the extent that Duncan Energy Partners is allocated a portion of the compensation expense related to EPCO’s incentive compensation plans, its capital accounts are reduced as a result of lower earnings. Equity-compensation expense amounts allocated to Duncan Energy Partners are determined in accordance with SFAS 123(R), “Accounting for Stock-Based Compensation.”

In connection with the incentive plans of EPCO, we record expense amounts related to restricted unit awards and profit interests. Prior to January 1, 2006, EPCO accounted for these awards using the provisions of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees.” On January 1, 2006, EPCO adopted Statement of Financial Accounting Standard (“SFAS”) 123(R), “Accounting for Stock-Based Compensation,” to account for its equity awards.

SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability-type awards are cash settled upon vesting. We have no liability-type awards.

Restricted Unit Awards

Under the Enterprise Products 1998 Long-Term Incentive Plan, EPCO’s key employees who perform management, administrative or operational functions for us or other affiliates of Enterprise Products Partners may be awarded restricted common units of Enterprise Products Partners. In general, restricted unit awards allow recipients to acquire the underlying common units (at no cost to the recipient) once a defined vesting period expires, subject to certain forfeiture provisions. The restrictions on such non-vested units generally lapse four years from the date of grant. The fair value of restricted units is based on the market price of the underlying common units on the date of grant less an allowance for estimated forfeitures. Each recipient is also entitled to cash distributions from Enterprise Products Partners equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by Enterprise Products Partners to its unitholders.

As used in the context of the EPCO plan, the term “restricted unit” represents a time-vested unit under SFAS 123(R). Such awards are non-vested until the required service period expires.

Employee Partnership Awards

EPCO formed the Employee Partnerships to serve as long-term incentive arrangements for certain employees of EPCO by providing “profits interests” in the underlying limited partnerships. The profits interest awards (or Class B limited partner interests) entitle each holder to participate in the appreciation in value of Enterprise GP Holdings’ units and are subject to forfeiture.

EPE Unit I. In connection with the initial public offering of Enterprise GP Holdings in August 2005, EPE Unit I was formed to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in EPE Unit I. In August 2005, EPE Unit I used $51.0 million in contributions it received from its Class A limited partner (an affiliate of EPCO) to purchase 1,821,428 units of Enterprise GP Holdings. Certain EPCO employees, including all of Enterprise Products Partners’ executive officers other than Dan L. Duncan and Dr. Ralph S. Cunningham, were admitted as Class B limited partners of EPE Unit I without any capital contributions.

Unless otherwise agreed to by EPCO, the Class A limited partner and a majority of the Class B limited partners, EPE Unit I will be liquidated upon the earlier of (i) August 2010 or (ii) a change in control of Enterprise GP Holdings or its general partner, EPE Holdings. Upon liquidation of EPE Unit I, units having a fair market value equal to the Class A limited partner’s capital base, plus any Class A preferred return for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining units will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit I.

At December 31, 2007, the total grant date fair value of the EPE Unit I awards was approximately $12.4 million, of which we are allocated our pro rata share by EPCO. We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 2.7 years.

EPE Unit III. EPE Unit III owns 4,421,326 units of Enterprise GP Holdings contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit III. The units of Enterprise GP Holdings contributed by the Class A limited partner had a fair value of $170.0 million on the date of contribution (the “Class A limited partner capital base”). Certain EPCO employees were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. The profits interest awards (i.e., Class B limited partner interests) in EPE Unit III entitle the holder to participate in the appreciation in value of Enterprise GP Holdings’ units owned by EPE Unit III.

Unless otherwise agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners of EPE Unit III, EPE Unit III will be liquidated upon the earlier of: (i) May 7, 2012 or (ii) a change in control of Enterprise GP Holdings or its general partner. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:

▪

Distributions of Cash flow – Each quarter, 100% of the cash distributions received by EPE Unit III from Enterprise GP Holdings will be distributed to the Class A limited partner until it has received an amount equal to the pro rata Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The Class A preferred return equals 3.797% per annum, of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of Enterprise GP Holdings’ units owned by EPE Unit III (as described below).

▪

Liquidating Distributions – Upon liquidation of EPE Unit III, Enterprise GP Holdings’ units having a fair market value equal to the Class A limited partner capital base will be distributed to a private company affiliate of EPCO, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units of Enterprise GP Holdings will be distributed to the Class B limited partners.

▪

Sale Proceeds – If EPE Unit III sells any of the 4,421,326 units of Enterprise GP Holdings that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.

At December 31, 2007, the total grant date fair value of the EPE Unit III awards was approximately $23.0 million, of which we are allocated our pro rata share by EPCO. We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 4.4 years.

See Note 15 for information regarding the formation of the Enterprise Products 2008 Long-Term Incentive Plan in January 2008 and Enterprise Unit L.P. in February 2008.

Estimates

Preparing our consolidated balance sheet in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Exit and Disposal Costs

Exit and disposal costs are charges associated with an exit activity not associated with a business combination or with a disposal activity covered by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Examples of these costs include (i) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract, (ii) costs to terminate a contract that is not a capital lease, and (iii) costs to consolidate facilities or relocate employees. In accordance with SFAS 146, “Accounting for Costs Associated with Exit and Disposal Activities,” we recognize such costs when they are incurred rather than at the date of our commitment to an exit or disposal plan.

Fair Value Information and Financial Instruments

Due to their short-term nature, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values. The fair values associated with our commodity financial instruments were developed using available market information and appropriate valuation techniques.

The following table presents the estimated fair values of our financial instruments at December 31, 2007:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Accounts receivable	$ 80,919	$ 80,919
Commodity financial instruments (1)	212	212
Financial liabilities:
Accounts payable and accrued expenses	$ 97,954	$ 97,954
Commodity financial instruments (1)	180	180
Variable rate debt	200,000	200,000
Interest Rate Swaps	3,782	3,782

(1)   Represent commodity financial instrument transactions that have either (i) not settled or (ii) settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

We are exposed to financial market risks, including changes in commodity prices and interest rates. We may use financial instruments (i.e. futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.

Interest Rate Risk Hedging Program

In September 2007, we executed three floating-to-fixed interest rate swaps having a combined notional value of $175 million. The purpose of these financial instruments, which are accounted for as cash flow hedges, is to reduce the sensitivity of our earnings to variable interest rates charged under our revolving credit facility. The aggregate fair value of these interest rate swaps was a liability of $3.8 million.

Commodity Risk Hedging Program

In addition to its natural gas transportation business, Acadian Gas engages in the purchase and sale of natural gas. The price of natural gas fluctuates in response to changes in supply, market uncertainty, and a variety of additional factors that are beyond our control. Acadian Gas may enter into risk management transactions to manage price risk, basis risk, physical risk or other risks related to its commodity positions on both a short-term (less than 30 days) and a long-term basis, not to exceed 24 months.

Acadian Gas may use commodity financial instruments such as futures, swaps and forward contracts to mitigate such risks. In general, the types of risks Acadian Gas attempts to hedge are those related to the variability of its future earnings and cash flows resulting from changes in applicable commodity prices. The commodity financial instruments that Acadian Gas utilizes may be settled in cash or with another financial instrument.

Acadian Gas enters into a small number of cash flow hedges in connection with its purchase of natural gas held for sale. In addition, Acadian Gas enters into a limited number of offsetting financial instruments that effectively fix the price of natural gas for certain of its customers.

The fair value of the Acadian Gas commodity financial instrument portfolio was a negligible amount at December 31, 2007.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values in accordance with SFAS 144. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value of a long-lived asset exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge is recognized equal to the excess of the asset’s carrying value over its estimated fair value. Fair value is defined as the estimated amount at which an asset or liability could be bought or settled, respectively, in an arm’s-length transaction. We measure fair value using market prices or, in the absence of such data, appropriate valuation techniques. We had no impairment charges during the year ended December 31, 2007 that reduced the carrying value of our long-lived assets.

Impairment Testing for Unconsolidated Affiliate

We evaluate our equity method investment in Evangeline (see Note 7) for impairment whenever events or changes in circumstances indicate that there is a potential loss in value of the investment (other than a temporary decline). Examples of such events or changes in circumstances include a history of investee operating losses or long-term adverse changes in the investee’s industry. If we determine that a loss in the investment’s value is attributable to an event other than temporary decline, we adjust the carrying value of the investment to its fair value through a charge to earnings. We had no impairment charges during the year ended December 31, 2007 that reduced the carrying value of our Evangeline investment.

Inventories

At December 31, 2007, the value of our natural gas inventory was $8.5 million. As a result of fluctuating market conditions, we recognize lower of average cost or market (“LCM”) adjustments when the historical cost of our inventory exceeds its net realizable value.

Natural Gas Imbalances

Natural gas imbalances result when a customer injects more or less gas into a pipeline than it withdraws. Our imbalance receivables and payables are valued at market prices which represent cost. At December 31, 2007, our imbalance receivables were $0.9 million. Imbalance receivables are reflected as a component of “Accounts receivable — trade” on our Consolidated Balance Sheets. At December 31, 2007, our imbalance payables were $0.4 million. Imbalance payables are reflected as a component of “Accrued products payables” on our Consolidated Balance Sheet.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. We use the expense-as-incurred method for planned major maintenance activities that benefit periods in excess of one year or for periods that are not determinable.  We use the deferral method for our annual planned major maintenance activities.

When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations for the respective period. We record depreciation over the estimated useful lives of our assets primarily using the straight-line method for financial statement purposes. We use other depreciation methods (generally accelerated) for tax purposes where appropriate.

We account for asset retirement obligations (“AROs”) using SFAS 143, “Accounting for Asset Retirement Obligations,” as interpreted by Financial Accounting Standards Board Interpretation (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations.” Asset retirement obligations are legal obligations associated with the retirement of a tangible long-lived asset that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. We depreciate the combined cost of the asset and the capitalized asset retirement obligation using a systematic and rational allocation method over the period during which the long-lived asset is expected to provide benefits. After the initial period of ARO recognition, the ARO liability will change as a result of either the passage of time or revisions to the original estimates of either the amounts of estimated cash flows or their timing. Changes due to the passage of time increase the carrying amount of the liability because there are fewer periods remaining from the initial measurement date until the settlement date. Therefore, the present value of the discounted future settlement amount increases. These changes are recorded as a period cost called accretion expense. Upon settlement, our ARO obligations will be extinguished at either the recorded amount or we will incur a gain or loss on the difference between the recorded amount and the actual settlement cost.

See Note 6 for additional information regarding our property, plant and equipment and related AROs.

Provision for Income Taxes

We are organized as a pass-through entity for income tax purposes. As a result, our partners are responsible for federal income taxes on their share of our taxable income. Our provision for income taxes is applicable to state tax obligations under the Revised Texas Franchise Tax.

In accordance with FIN 48, “Accounting for Uncertainty in Income Taxes,” we recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position.

Start-Up and Organization Costs

Start-up costs and organization costs are expensed as incurred. Start-up costs are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting activities in a new territory, pursuing a new class of customer, initiating a new process in an existing facility, or some new operation. Routine ongoing efforts to improve existing facilities, products or services are not start-up costs. Organization costs include legal fees, promotional costs and similar charges incurred in connection with the formation of a business.

Note 3. Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future financial statements:

SFAS 157

SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements.  SFAS 157 applies only to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.

Certain requirements of SFAS 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of SFAS 157 has been deferred for one year. We adopted the provisions of SFAS 157 which are effective for fiscal years beginning after November 15, 2007 and there was no impact on our financial statements. Management is currently evaluating the impact that the deferred provisions of SFAS 157 will have on the disclosures in our financial statements in 2009.

SFAS 141(R)

SFAS 141(R), “Business Combinations,” replaces SFAS 141, “Business Combinations.” SFAS 141(R) retains the fundamental requirements of SFAS 141 that the acquisition of method of accounting (previously termed the “purchase method”) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill.

The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects. To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

▪	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.

▪

Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

▪	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price.

As a calendar year-end entity, we will adopt SFAS 141(R) on January 1, 2009. Although we are still evaluating this new guidance, we expect that it will have an impact on the way in which we evaluate acquisitions.

SFAS 160

SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” establishes accounting and reporting standards for non-controlling interests, which have been referred to as minority interests in prior accounting literature. A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent company. This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity on the balance sheet (i.e. elimination of the mezzanine “minority interest” category); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income be allocated between the parent and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests. As a calendar year-end entity, we will adopt SFAS 160 on January 1, 2009 and apply its presentation and disclosure requirements retrospectively.

Note 4.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates. We may use financial instruments (i.e. futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.

Interest Rate Risk Hedging Program

As presented in the following table, we had three interest rate swap agreements outstanding at December 31, 2007 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Duncan Energy Partners’ Revolver, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	4.84% to 4.62%	$175.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

In September 2007, we executed three floating-to-fixed interest rate swaps having a combined notional value of $175.0 million. The purpose of these financial instruments, which are accounted for as cash flow hedges, is to reduce the sensitivity of our earnings to variable interest rates charged under our revolving credit facility.

At December 31, 2007, the aggregate fair value of these interest rate swaps was a liability of $3.8 million. As cash flow hedges, any increase or decrease in fair value (to the extent effective) would be recorded into other comprehensive income and amortized into income based on the settlement period hedged. Any ineffectiveness is recorded directly into earnings as an increase in interest expense.

Commodity Risk Hedging Program

In addition to its natural gas transportation business, Acadian Gas engages in the purchase and sale of natural gas to third party customers in the Louisiana area. The price of natural gas fluctuates in response to changes in supply, market uncertainty, and a variety of additional factors that are beyond our control. We may use commodity financial instruments such as futures, swaps and forward contracts to mitigate such risks. In general, the types of risks we attempt to hedge are those related to the variability of future earnings and cash flows resulting from changes in applicable commodity prices. The commodity financial instruments we utilize may be settled in cash or with another financial instrument.

Acadian Gas enters into a small number of cash flow hedges in connection with its purchase of natural gas held-for-sale. In addition, Acadian Gas enters into a limited number of offsetting financial instruments that effectively fix the price of natural gas for certain of its customers. Historically, the use of commodity financial instruments by Acadian Gas was governed by policies established by the general partner of Enterprise Products Partners. The objective of this policy was to assist Acadian Gas in achieving its profitability goals while maintaining a portfolio with an acceptable level of risk, defined as remaining within the position limits established by the general partner of Enterprise Products Partners. In general, Acadian Gas may enter into risk management transactions to manage price risk, basis risk, physical risk or other risks related to its commodity positions on both a short-term (less than 30 days) and long-term basis, not to exceed 24 months.

The general partner of Enterprise Products Partners monitored the hedging strategies associated with the physical and financial risks of Acadian Gas (such as those mentioned previously), approved specific activities subject to the policy (including authorized products, instruments and markets) and established specific guidelines and procedures for implementing and ensuring compliance with the policy. The Partnership’s general partner will continue such policies in the future.

The fair value of the Acadian Gas commodity financial instrument portfolio was a negligible amount at both December 31, 2007.

Note 5. Inventories

Our inventory consists of natural gas volumes valued at the lower of average cost or market. At December 31, 2007, the value of our natural gas inventory was $8.5 million. As a result of fluctuating market conditions, we recognize lower of average cost or market (“LCM”) adjustments when the historical cost of our inventory exceeds its net realizable value.

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at December 31, 2007:

	Estimated Useful
	Life in Years
Plant and pipeline facilities (1)	3-35 (4)	$ 560,702
Underground storage wells and related assets (2)	5-35 (5)	358,585
Transportation equipment (3)	3-10	1,414
Land		19,690
Construction in progress		109,561
Total		1,049,952
Less accumulated depreciation		172,442
Property, plant and equipment, net		$ 877,510

(1)   Includes natural gas, NGL and petrochemical pipelines, office furniture and equipment, buildings, and related assets.

(2)   Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.

(3)   Transportation equipment includes vehicles and similar assets used in our operations.

(4)   In general, the estimated useful life of major components of this category are: pipelines, 18-35 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings 20-35 years.

(5)   In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

We have recorded conditional AROs in connection with certain right-of-way agreements, leases and regulatory requirements. Conditional AROs are obligations in which the timing and/or amount of settlement are uncertain. None of our assets are legally restricted for purposes of settling AROs. Our accrued liability for AROs was approximately $0.8 million at December 31, 2007.

Note 7.  Investments in and Advances to Unconsolidated Affiliate - Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in Evangeline Gas Pipeline, L.P. (“EGP”) and a 45.05% direct interest in Evangeline Gas Corp. (“EGC”). EGC also owns a 10% direct interest in EGP. Third parties own the remaining equity interests in EGP and EGC. Acadian Gas does not have a controlling interest in the Evangeline entities, but does exercise significant influence on Evangeline’s operating policies. Acadian Gas accounts for its financial investment in Evangeline using the equity method.

At December 31, 2007, the carrying value of our investment in Evangeline was $3.5 million. Our investment in Evangeline is classified within our Onshore Natural Gas Pipelines & Services business segment.

Evangeline owns a 27-mile natural gas pipeline system extending from Taft, Louisiana to Westwego, Louisiana that connects three electric generation stations owned by Entergy Louisiana (“Entergy”). Evangeline’s most significant contract is a 21-year natural gas sales agreement with Entergy. Evangeline is obligated to make available-for-sale and deliver to Entergy certain specified minimum contract quantities of natural gas on an hourly, daily, monthly and annual basis. The sales contract provides for minimum annual quantities of 36.75 BBtus, until the contract expires on January 1, 2013. Quantities delivered to Entergy for the year ended December 31, 2007 under the contract totaled 36.77 BBtus.

The sales contract contains provisions whereby Entergy is obligated to pay Evangeline a minimum fee each period, whether or not it is able to take delivery of natural gas volumes. The following table presents these minimum amounts for the annual periods presented:

2008	$ 6,568
2009	6,538
2010	6,508
2011	6,479
2012	6,450
Total	$ 32,543

In connection with the Entergy sales contract, Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions. The minimum annual purchase quantities under this contract correspond to the aforementioned Entergy natural gas sales contract. The pricing terms of the sales agreement with Entergy and Evangeline’s purchase agreement with Acadian Gas are based on a weighted-average cost of natural gas each month (subject to certain market index price ceilings and incentive margins) plus a predetermined margin. Due to this pricing methodology, Evangeline’s monthly net sales margin under the Entergy gas sales contract is essentially fixed.

Entergy has the option to purchase the Evangeline pipeline system or an equity interest in Evangeline. In 1991, Evangeline entered into an agreement with Entergy whereby Entergy was granted the right to acquire Evangeline’s pipeline system for a nominal price, plus the assumption of all of Evangeline’s obligations under the natural gas sales contract. The option period begins the earlier of July 1, 2010 or upon the payment in full of Evangeline’s Series B notes as discussed below. It terminates on December 31, 2012. We cannot ascertain when, or if, Entergy will exercise this option. This uncertainty results from factors which include Entergy’s management decisions and regulatory approvals that may be required for Entergy to acquire Evangeline’s assets at the time the option is exercisable.

The summarized balance sheet of Evangeline is presented below.

At December 31,
2007
BALANCE SHEET DATA:
Current assets	$ 28,566
Property, plant and equipment, net	5,174
Other assets	21,185
Total assets	$ 54,925

Current liabilities	$ 21,406
Other liabilities	24,738
Consolidated equity	8,781
Total liabilities and consolidated equity	$ 54,925

Note 8.  Intangible Assets

At December 31, 2007 our intangible assets consisted primarily of the value attributable to renewable storage contracts with various customers that we acquired in connection with the purchase of storage caverns from a third party in January 2002. We classify these intangible assets within our NGL & Petrochemical Storage Services business segment. Due to the renewable nature of the underlying contracts, we amortize our intangible assets on a straight-line basis over the estimated remaining economic life of the storage assets to which they relate.

The gross value of our intangible assets was $8.1 million at inception. At December 31, 2007, the carrying value of these intangible assets was $6.7 million.

Note 9. Debt Obligations

On February 5, 2007, Duncan Energy Partners entered into a $300.0 million revolving credit facility having a $30.0 million sublimit for Swingline loans. Duncan Energy Partners may also issue up to $300.0 million of letters of credit under this facility. Letters of credit outstanding under this facility reduce the amount available for borrowings. At the closing of our initial public offering, Duncan Energy Partners made an initial draw of $200.0 million under this facility to fund the $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs. At December 31, 2007, the principal balance outstanding under this facility was $200.0 million and letters of credit outstanding were $1.1 million. As of February 1, 2008, Duncan Energy Partners had $1.1 million of letters of credit outstanding. This $200.0 million amount consists of $25.0 million in variable rate obligations and three floating-to-fixed interest rate swaps with a notional value of $175.0 million. See Note 2 – Interest Rate Risk Hedging Program, for more detail concerning our interest rate swaps.

This credit facility matures in February 2011 and will be used by Duncan Energy Partners in the future to fund working capital and other capital requirements and for general partnership purposes. Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions). The revolving credit facility is also available to help fund distributions. Duncan Energy Partners can increase the borrowing capacity under our revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million, by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders. No existing lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

Duncan Energy Partners’ revolving credit facility offers the following unsecured loans, each having different minimum amount and interest requirements:

▪

London Interbank Offered Rate (“LIBOR”) Loans.  LIBOR loans can be exercised in a minimum amount of $5.0 million and multiples of $1.0 million thereafter. No more than eight LIBOR loans may be outstanding at any time under the revolving credit facility. LIBOR loans will bear interest, at a rate per annum, equal to the LIBOR rate plus the applicable LIBOR margin.

▪

Base Rate Loans.  Base Rate loans can be exercised in a minimum amount of $1.0 million and multiples of $500.0 thousand thereafter. These loans bear interest, at a rate per annum, equal to the Base Rate plus zero. The Base Rate is the higher of (i) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (ii) 0.5% per annum above the Federal Funds Rate in effect on such date.

▪

Swingline Loans.  Swingline loans can be exercised in a minimum amount of $1.0 million and multiples of $100.0 thousand thereafter. These loans bear interest at the LIBOR rate plus the applicable LIBOR margin.

At December 31, 2007, our year-to-date weighted-average variable interest rate paid was 6.23%. Our interest rates during 2007 ranged from a low of 5.52% to a high of 6.42%.

Borrowings outstanding under our revolving credit facility may be prepaid in whole or in part at any time upon same day notice, in a minimum amount of $3.0 million with respect to LIBOR loans and $1.0 million with respect to Base Rate Loans (or any lesser amount equal to outstanding borrowings), and integral multiples of $1.0 million above that amount. Unless LIBOR loans are prepaid on interest payment dates, breakage costs could be incurred.

The revolving credit facility requires Duncan Energy Partners to maintain a leverage ratio for the prior four fiscal quarters of not more than 4.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007; provided, upon the closing of a permitted acquisition, such ratio shall not exceed (a) 5.25 to 1.00 at the last day of the fiscal quarter in which such specified acquisition occurred and at the last day of each of the two fiscal quarters following the fiscal quarter in which such specified acquisition occurred, and (b) 4.75 to 1.00 at the last day of each fiscal quarter thereafter. In addition, prior to obtaining an investment-grade rating by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings, our interest coverage ratio, for the prior four fiscal quarters shall not be less than 2.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007.

Our revolving credit facility contains various operating and financial covenants, including those restricting or limiting our ability, and the ability of certain of our subsidiaries, to:

▪	make distributions;

▪	incur additional indebtedness;

▪	grant liens or make certain negative pledges;

▪	engage in certain asset conveyances, sales, leases, transfers, distributions or otherwise dispose of certain assets, businesses or operations;

▪	make certain investments;

▪	enter into a merger, consolidation, or dissolution;

▪	engage in transactions with affiliates;

▪	directly or indirectly make or permit any payment or distribution in respect of our partnership interests; or

▪	permit or incur any limitation on the ability of any of our subsidiaries to pay dividends or make distributions to, repay indebtedness to, or make subordinated loans or advances to us.

If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following is an event of default under the credit agreement:

▪	non-payment of any principal, interest or fees when due under the credit agreement subject to grace periods to be negotiated;

▪	non-performance of covenants subject to grace periods to be negotiated;

▪	failure of any representation or warranty to be true and correct in any material respect;

▪	failure to pay any other material debt exceeding $10.0 million in the aggregate;

▪	a change of control; and

▪	other customary defaults, including specified bankruptcy or insolvency events, the Employee Retirement Income Security Act of 1974, or ERISA, violations, and judgment defaults.

At December 31, 2007, we were in compliance with the covenants of this credit facility.

Evangeline joint venture debt obligation

At December 31,
2007
9.9% fixed interest rate senior secured notes due December 2010 (“Series B” notes)
Current portion of debt – due December 31, 2008	$ 5,000
Long-term portion of debt	8,150
$7.5 million subordinated note payable to an affiliate of other co-venture
participant (“LL&E Note”)	7,500
Total joint venture debt principal obligation	$ 20,650

The Series B notes are collateralized by (i) Evangeline’s property, plant and equipment; (ii) proceeds from its Entergy natural gas sales contract; and (iii) a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million. The trust indenture governing the Series B notes contains covenants such as requirements to maintain certain financial ratios. Evangeline was in compliance with such covenants during the periods presented.

Evangeline incurred the $7.5 million LL&E Note obligations in connection with its acquisition of the Entergy natural gas sales contract in 1991 and formation of the venture. The LL&E Note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the note until such time as the Series B note holders are either fully cash secured through debt service accounts or have been completely repaid. Variable rate interest accrues on the subordinated note at the LIBOR plus 0.5%. Variable interest rate charged on this note at December 31, 2007 was 5.88%. At December 31, 2007, the amount of accrued but unpaid interest on the LL&E Note is approximately $9.1 million.

Note 10. Member’s Equity

At December 31, 2007, member’s equity consisted of the capital account of EPO and accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of EPO was nominal at December 31, 2007.

At December 31, 2007, we recognized an accumulated other comprehensive loss of $3.6 million related to the fair value of Duncan Energy Partners’ interest rate swaps (see Note 4).

Note 11.  Business Segments

We classify our midstream energy operations into four reportable business segments: NGL & Petrochemical Storage Services, Onshore Natural Gas Pipelines & Services, Petrochemical Pipeline Services and NGL Pipelines & Services. Our business segments are generally organized and managed according to the type of services rendered (or technology employed) and products produced and/or sold.

Consolidated property, plant and equipment and investments in and advances to our unconsolidated affiliate are allocated to each segment based on the primary operations of each asset or investment. The principal reconciling item between consolidated property, plant and equipment and the total value of segment assets is construction-in-progress. Segment assets represent the net carrying value of assets that contribute to the gross operating margin of a particular segment. Since assets under construction generally do not contribute to segment gross operating margin until completed, such assets are excluded from segment asset totals until they are deemed operational.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	NGL and	Onshore
	Petrochemical	Natural Gas	Petrochemical	NGL	Adjustments
	Storage	Pipelines	Pipeline	Pipelines	and	Consolidated
	Services	& Services	Services	& Services	Eliminations	Totals
Segment assets:
At December 31, 2007	$ 345,471	$ 206,158	$ 89,634	$ 126,685	$ 109,562	$ 877,510
Investments in and advances to
unconsolidated affiliate (see Note 7):
At December 31, 2007	--	3,490	--	--	--	3,490
Intangible assets
At December 31, 2007	6,733	--	--	--	--	6,733

Note 12.  Related Party Transactions

We have business relationships with EPO, Evangeline, EPCO and certain other affiliates that give rise to various related party transactions.

Relationship with EPO

We have an extensive and ongoing relationship with EPO, which is our Parent company. The following information describes the significant ongoing and historical transactions that affected us.

Natural gas sales and purchases. We buy natural gas from and sell natural gas to EPO. We use the natural gas purchased from EPO to meet our fuel and other requirements

NGL and petrochemical storage services. Mont Belvieu Caverns provides underground storage services to EPO. Prior to Duncan Energy Partners’ initial public offering, the intercompany storage fees charged EPO by Mont Belvieu Caverns were below market. As a result of contracts executed in connection with Duncan Energy Partners’ initial public offering, Mont Belvieu Caverns increased the storage fees it charges EPO to market-based rates. The terms of these new agreements commenced February 1, 2007 and end on December 31, 2016.

Also effective with Duncan Energy Partners’ initial public offering, EPO agreed to retain all storage well measurement gains and losses and to be allocated all operational measurement gains and losses relating to Mont Belvieu Caverns’ underground storage activities. Storage well measurement gains and losses occur when product movements into a storage well are different than those redelivered to customers. In connection with storage agreements entered into between EPO and Mont Belvieu Caverns effective concurrently with the closing of Duncan Energy Partners’ initial public offering, EPO agreed to assume all storage well measurement gains and losses.

Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances. Beginning February 2007, the Mont Belvieu Caverns’ limited liability company agreement allocates to EPO any items of income or loss relating to net operational measurement gains and losses, including amounts that Mont Belvieu Caverns may retain as handling losses. As such, EPO is required each period to contribute cash to Mont Belvieu Caverns for net operational measurement losses and is entitled to receive distributions from Mont Belvieu Caverns for net operational measurement gains.

An affiliate of EPO assigned a ground lease to Mont Belvieu Caverns effective February 1, 2007. Under this ground lease, EPO, as lessee, is required to pay a monthly rental fee to Mont Belvieu Caverns, as lessor. The initial term of this ground lease commenced on January 17, 2002 and continues until the earlier to occur of (i) December 31, 2100 or (ii) termination by the lessee, for any reason, of its operations on the leased premises as permitted under the ground lease.

NGL transportation services. In conjunction with Duncan Energy Partners’ initial public offering in February 2007, South Texas NGL entered into a ten-year contract with EPO for the transportation of NGLs from South Texas to Mont Belvieu, Texas. Under this contract, EPO pays us a dedication fee of no less than $0.02 per gallon for all NGLs it produces at its Shoup and Armstrong NGL fractionation plants, whether or not any volumes are actually shipped on the pipelines owned by South Texas NGL. South Texas NGL does not take title to products transported on its pipeline system. EPO retains title and associated commodity risk with such products.

Petrochemical pipeline services. Historically, EPO was the shipper of record on our Lou-Tex Propylene and Sabine Propylene Pipelines, and we charged it the maximum tariff rate for using these assets. EPO then contracted with third parties to ship volumes on these pipelines under product exchange agreements. In connection with Duncan Energy Partners’ initial public offering, EPO assigned its third party product exchange agreements to Duncan Energy Partners. Accordingly, the transportation fees received from these third parties for use of its Lou-Tex Propylene and Sabine Propylene Pipelines are less than the fees received from EPO prior to February 2007. Although EPO has assigned these agreements to Duncan Energy Partners, it remains jointly and severally liable to the Partnership for performance of these agreements.

Omnibus Agreement. On February 5, 2007, Duncan Energy Partners and EPO entered into an Omnibus Agreement that governs the following matters:

▪	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

▪	reimbursement of certain expenditures incurred by South Texas NGL and Mont Belvieu Caverns;

▪

a right of first refusal to EPO in Duncan Energy Partners’ current and future subsidiaries and a right of first refusal on the material assets of these entities, other than sales of inventory and other assets in the ordinary course of business; and

▪

a preemptive right with respect to equity securities issued by certain of Duncan Energy Partners’ subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

EPO has indemnified Duncan Energy Partners against certain pre-February 2007 environmental and related liabilities associated with the assets it contributed to us at the time of Duncan Energy Partners’ initial public offering. These liabilities include both known and unknown environmental and related liabilities. This indemnification obligation will terminate on February 5, 2010. There is an aggregate cap of $15.0 million on the amount of indemnity coverage. In addition, Duncan Energy Partners is not entitled to indemnification until the aggregate amount of claims we incur exceeds $250 thousand. Liabilities resulting from a change of law after February 5, 2007 are excluded from the EPO environmental indemnity. In addition, EPO has indemnified Duncan Energy Partners for liabilities related to:

▪

certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to Duncan Energy Partners in connection with Duncan Energy Partners’ initial public offering are located and failure to obtain certain consents and permits necessary to conduct our business that arise through February 5, 2010; and

▪	certain income tax liabilities attributable to the operation of the assets contributed to Duncan Energy Partners in connection with its initial public offering prior to February 5, 2007.

The Omnibus Agreement may not be amended without the prior approval of the Audit, Conflicts and Governance (“ACG”) Committee if the proposed amendment will, in the reasonable discretion of DEP Holdings, adversely affect holders of the Duncan Energy Partners’ common units.

Neither EPO nor any of its affiliates are restricted under the Omnibus Agreement from competing with Duncan Energy Partners. Except as otherwise expressly agreed in the EPCO administrative services agreement, EPO and any of its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer Duncan Energy Partners the opportunity to purchase or construct those assets. These agreements are in addition to other agreements relating to business opportunities and potential conflicts of interest set forth in the administrative services agreement with EPO, EPCO and other affiliates of EPCO.

In certain cases, EPO is responsible for funding 100% of project costs rather than sharing such costs with Duncan Energy Partners in accordance with the existing sharing ratio of 66% funded by Duncan Energy Partners and 34% funded by EPO. Under the Omnibus Agreement, EPO agreed to make additional contributions to Duncan Energy Partners as reimbursement for Duncan Energy Partners’ 66% share of any excess project costs above (i) the $28.6 million of estimated project costs to complete the Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated project costs for additional Mont Belvieu brine production capacity and above-ground storage reservoir projects. These projects were in progress at the time of Duncan Energy Partners’ initial public offering. In December 2007, EPO made cash contributions totaling $9.9 million to Duncan Energy Partners’ subsidiaries in connection with the Omnibus Agreement.

In December 2007, EPO made an additional $38.1 million cash contribution to Mont Belvieu Caverns for capital expenditures in which Duncan Energy Partners is not a participant. This contribution was in accordance with provisions of the Mont Belvieu Caverns’ limited liability company agreement, which states that when Duncan Energy Partners elects to not participate in certain projects, then EPO is responsible for funding 100% of such projects. To the extent such non-participated projects generate incremental earnings for Mont Belvieu Caverns in the future, the sharing ratio for Mont Belvieu Caverns will be adjusted to allocate such incremental cash flows to EPO. Under the terms of the agreement, Duncan Energy Partners may elect to reacquire for consideration a 66% share of these projects at a later date.

Mont Belvieu Caverns distributed to Duncan Energy Partners the $48.0 million in cash contributions it received from EPO with respect to the foregoing contributions made under the Omnibus Agreement ($9.9 million) and Mont Belvieu Caverns’ limited liability company agreement ($38.1 million). Duncan Energy Partners, in turn, used such proceeds to reduce amounts outstanding under its revolving credit facility.

Other Transactions. The following information summarizes various other related party transactions and arrangements between Duncan Energy Partners and EPO during the year ended December 31, 2007:

▪

In September 2007, Enterprise Texas Pipeline LLC, a wholly owned subsidiary of EPO, purchased certain parcels of land and regulatory permits from Mont Belvieu Caverns for $3.2 million. Due to common control considerations, the excess of the proceeds received from EPO over the carrying value of the assets sold was recorded as an equity contribution to Mont Belvieu Caverns. We used our $2.1 million share of the proceeds from this transaction to temporarily reduce principal outstanding under our revolving credit facility.

▪

At the time of its initial public offering, Duncan Energy Partners used $260.6 million of net proceeds from its initial public offering and $198.9 million in borrowings under its revolving credit facility to make a $459.5 million distribution to EPO as partial consideration for assets contributed to them and reimbursements for capital expenditures related to these assets. The remainder of such consideration consisted of Duncan Energy Partners issuing EPO a final amount of 5,351,571 of its common units. EPO received $31.4 million of cash distributions from Duncan Energy Partners during the eleven months ended December 31, 2007 based on its ownership of Duncan Energy Partners’ limited partner units.

Relationship with Evangeline

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline. Acadian Gas does not have a controlling interest in Evangeline, but does exercise significant influence over its operating policies. Evangeline’s most significant contract is a natural gas sales agreement with Entergy Louisiana (“Entergy”) that expires in January 2013. Under this contract, Evangeline is obligated to make available-for-sale and deliver to Entergy certain specified minimum contract quantities of natural gas on an hourly, daily, monthly and annual basis. The sales contract provides for minimum annual quantities of 36.75 BBtus.

In connection with the Entergy sales contract, Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions that correspond to Evangeline’s sales commitments to Entergy. The pricing terms of the sales agreement with Entergy and Evangeline’s purchase agreement with Acadian Gas are based on a monthly weighted-average market price of natural gas (subject to certain market index price ceilings and incentive margins) plus a predetermined margin.

EPO has furnished letters of credit on behalf of Evangeline’s debt service requirements. The outstanding letters of credit totaled $1.1 million, at December 31, 2007.

Relationship with EPCO

We have no employees. All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Duncan Energy Partners, DEP Holdings, Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and their respective general partners are parties to the ASA. The significant terms of the ASA are as follows:

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In accordance with prudent industry practices, EPCO provides administrative, management, engineering and operating services as may be necessary to manage and operate our businesses, properties and assets. EPCO employs or otherwise retains the services of personnel providing these services.

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We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including EPCO expenses reasonably allocated to us). In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, which may be applicable to the services provided by EPCO.

▪	We participate as named insureds in EPCO’s insurance program, with the associated premiums and related costs being allocated to us.

A small number of key employees of EPCO that devote a portion of their time to our operations and affairs participate in long-term incentive compensation plans managed by EPCO. These plans include the issuance of unit options and restricted common units of Enterprise Products Partners and profits interests in the Employee Partnerships. Such amounts are immaterial to our consolidated financial position.

The ASA also addresses potential conflicts that may arise among Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP Holdings), and the EPCO Group. The EPCO Group includes EPCO and its other affiliates, but excludes Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and their respective general partners. With respect to potential conflicts, the ASA provides, among other things, that:

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If a business opportunity to acquire “equity securities” (as defined below) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP Holdings), then Enterprise GP Holdings will have the first right to pursue such opportunity. The term “equity securities” is defined to include:

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general partner interests (or securities which have characteristics similar to general partner interests) or interests in “persons” that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

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incentive distribution rights and limited partner interests (or securities which have characteristics similar to incentive distribution rights or limited partner interests) in publicly traded partnerships or interests in “persons” that own or control such limited partner or similar interests (collectively, “non-

GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to desire to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEP Holdings that it has abandoned the pursuit of such business opportunity. In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the ACG Committee of EPE Holdings. If the purchase price is reasonably likely to be less than $100 million, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEP Holdings, Enterprise Products Partners will have the second right to pursue such acquisition. Enterprise Products Partners will be presumed to desire to acquire the equity securities until such time as EPGP advises the EPCO Group and DEP Holdings that Enterprise Products Partners has abandoned the pursuit of such acquisition. In determining whether or not to pursue the acquisition, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s chief executive officer and ACG Committee. In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners. In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP Holdings, the EPCO Group may pursue the acquisition or offer the opportunity to TEPPCO (including TEPPCO GP) and their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

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If any business opportunity not covered by the preceding bullet point (i.e. not involving “equity securities”) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), or Duncan Energy Partners (including DEP Holdings), Enterprise Products Partners will have the first right to pursue such opportunity either for itself or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. Enterprise Products Partners will be presumed to desire to pursue the business opportunity until such time as its general partner advises the EPCO Group, EPE Holdings and DEP Holdings that it has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP. If the purchase price or cost is reasonably likely to be less than $100 million, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee.

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners. In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event that Enterprise Products Partners abandons the business opportunity for itself and Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEP Holdings, Enterprise GP Holdings will have the second right to pursue such business opportunity. Enterprise GP Holdings will be presumed to desire such acquisition until such time as its general partner declines such opportunity (in accordance with the procedures described above for Enterprise Products Partners) and advises the EPCO Group that it has abandoned the pursuit of such business opportunity. Should this occur, the EPCO Group may either pursue the business opportunity or offer the business opportunity to TEPPCO (including TEPPCO GP) and their controlled affiliates without any further obligation to any other party or offer such opportunity to other affiliates.

None of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group have any obligation to present business opportunities to TEPPCO (including TEPPCO GP) or their controlled affiliates. Likewise, TEPPCO (including TEPPCO GP) and their controlled affiliates have no obligation to present business opportunities to Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group.

Note 13.  Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters. Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity.

In 1997, Acadian Gas and numerous other energy companies were named as defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to under report the heating value, as well as the volumes, of natural gas produced from federal and Native American lands.  The complaint alleges that the U.S. Government was deprived of royalties as a result of this conspiracy.  The plaintiff in this case seeks royalties that he contends the U.S. government should have received had the heating value and volume been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices.  These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997).  On October 20, 2006, the U.S. District Court dismissed all of Grynberg’s claims against many of the energy companies, including Acadian, with prejudice.  Grynberg has appealed the dismissal.

We are not aware of any other significant litigation, pending or threatened, that may have a significant adverse effect on our financial position.

Redelivery Commitments

We transport and store natural gas and NGLs and store petrochemical products for third parties under various contracts. These volumes are (i) accrued as product payables on our Consolidated Balance Sheets, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers. We are insured against any physical loss of such volumes due to catastrophic events. Under the terms of our NGL and petrochemical product storage agreements, we are generally required to redeliver volumes to the owner on demand. At December 31, 2007, NGL and petrochemical products aggregating 18.1 million barrels were due to be redelivered to their owners along with 711 BBtus of natural gas. See Note 2 for more information regarding accrued product payables.

Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2007. A description of each type of contractual obligation follows:

Payment or Settlement due by Period
Contractual Obligations	Total	2008	2009	2010	2011	2012	Thereafter
Scheduled maturities of long term debt (1)	$ 200,000	$ --	$ --	$ --	$ 200,000	$ --	$ --
Operating lease obligations:	$ 2,719	$ 553	$ 481	$ 481	$ 497	$ 479	$ 228
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$ 685,600	$ 137,345	$ 136,970	$ 136,970	$ 136,970	$ 137,345	$ --
Other	$ 42	$ 42	$ --	$ --	$ --	$ --	$ --
Underlying major volume commitments:
Natural gas (in BBtus)	91,350	18,300	18,250	18,250	18,250	18,300	--
Capital expenditure commitments (2)	$ 20,731	$ 20,731	$ --	$ --	$ --	$ --	$ --

(1)    See Note 9 for information regarding our credit facility.

(2)    Capital expenditure commitments are reflected on a 100% basis before contributions from the Parent in connection with the Omnibus Agreement and Mont Belvieu Caverns’ limited liability company agreement (see Note 12).

Operating lease obligations.  We lease certain property, plant and equipment under non-cancelable and cancelable operating leases. Amounts shown in the preceding table represent our minimum cash lease payment obligations under operating leases with terms in excess of one year for the periods indicated.

Acadian Gas leases an underground natural gas storage cavern that is integral to its operations. The primary use of this cavern is to store natural gas held-for-sale on a demand basis by Acadian Gas. The current term of the cavern lease expires in December 2012. The term of this contract does not provide for an additional renewal period, but it requires the lessor to enter into negotiations with us under similar terms and conditions if we wish to extend the lease agreement beyond December 2012.

In addition, our pipeline operations have entered into leases for land held pursuant to right-of-way agreements. Our significant right-of-way agreements have original terms that range from five to 50 years and include renewal options that could extend the agreements for up to an additional 25 years. Our rental payments are generally at fixed rates, as specified in the individual contracts, and may be subject to escalation provisions for inflation and other market-determined factors.

Purchase Obligations.  We define purchase obligations as agreements to purchase goods or services that are enforceable and legally binding (unconditional) on us that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.

Acadian Gas has a product purchase commitment for the purchase of natural gas in Louisiana from the co-venture party in Evangeline (see Note 7). This purchase agreement expires in January 2013. Our purchase price under this contract approximates the market price of natural gas at the time we take delivery of the volumes. The preceding table shows the volume we are committed to purchase and an estimate of our future payment obligations for the periods indicated. Our estimated future payment obligations are based on the contractual price at December 31, 2007 applied to all future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery.

At December 31, 2007, we do not have any product purchase commitments with fixed or minimum pricing provisions having remaining terms in excess of one year.

We also have short-term payment obligations relating to capital projects we have initiated. These commitments represent unconditional payment obligations that we have agreed to pay vendors for services to be rendered or products to be delivered in connection with our capital spending programs. The preceding table shows these capital project commitments for the periods indicated.

At December 31, 2007, we had approximately $20.7 million in outstanding capital expenditure commitments. These commitments primarily relate to our announced expansions of the DEP South Texas NGL Pipeline System and Mont Belvieu Caverns’ well utilization projects, which are expected to be completed by the end of the first quarter of 2008. Of our total capital expenditure commitments, we expect EPO to reimburse us for $17.7 million attributable to (i) EPO 34% direct interest in our subsidiaries, (ii) EPO’s obligations under the Omnibus Agreement, and (iii) projects for which we are not obligated to participate in.

Note 14.  Significant Risks and Uncertainties

Nature of Operations

Our consolidated financial position may be adversely affected by a variety of factors affecting our industry and specific businesses, including:

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a reduction in demand for NGL and petrochemical storage services provided by Mont Belvieu Caverns caused by fluctuations in NGL and petrochemical prices and production due to weather and other natural and economic forces;

▪	a reduction in demand for natural gas transportation services and natural gas consumption in the areas served by Acadian Gas; or

▪	a reduction in propylene transportation volumes by shippers on the petrochemical pipelines owned by Lou-Tex Propylene and Sabine Propylene.

In general, a reduction in demand for NGL and petrochemical products and natural gas by the petrochemical, refining or heating industries could result from (i) a general downturn in economic conditions, (ii) reduced demand by consumers for the end products made with products we handle, (iii) increased governmental regulations or (iv) other reasons.

Credit Risk Due to Industry Concentration

A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Counterparty Risk with Respect to Financial Instruments

In those situations where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis. Generally, we do not require collateral nor do we anticipate nonperformance by our counterparties.

Weather-Related Risks

Our assets are located along the U.S. Gulf Coast in Texas and Louisiana, which are areas prone to suffer tropical weather events such as hurricanes. If we were to experience a significant weather-related loss for which we were not fully insured, it could have a material impact on our consolidated financial position. Likewise, if any of our significant customer or supplier groups experience losses related to storm events, it could have a material impact on our consolidated financial position.

Note 15.	Subsequent Events

Enterprise Products 2008 Long-Term Incentive Plan

On January 29, 2008, the unitholders of Enterprise Products Partners approved the Enterprise Products 2008 Long-Term Incentive Plan (the “Incentive Plan”), which provides for awards of Enterprise Products Partners’ common units and other rights to its non-employee directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners, including us. Awards under the Incentive Plan may be granted in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The Incentive Plan will be administered by EPGP’s ACG Committee. Up to 10,000,000 of the Enterprise Products Partners’ common units may be granted as awards under the Incentive Plan, with such amount subject to adjustment as provided for under the terms of the plan. The Incentive Plan is effective until January 29, 2018 or, if earlier, the time which all available units under the Incentive Plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee. Duncan Energy Partners will recognize its share of the cost of such awards when granted.

Enterprise Unit L.P. Long-Term Incentive Plan

On February 20, 2008, EPCO formed Enterprise Unit L.P. (“Enterprise LP”) to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in Enterprise LP. On that date, EPCO Holdings, Inc. (“EPCO Holdings”) agreed to contribute $18,000,000 in the aggregate (the “Initial Contribution”) to Enterprise LP and was admitted as the Class A limited partner. Certain key employees of EPCO including our Chief Executive Officer and Chief Financial Officer were issued Class B limited partner interests and admitted as Class B limited partners of Enterprise LP without any capital contribution. As with the awards granted in connection with the other Employee Partnerships, these awards are designed to provide additional long-term incentive compensation for such employees. The profits interest awards (or Class B limited partner interests) in Enterprise LP entitle the holder to participate in the appreciation in value of Enterprise GP Holdings units and Enterprise Products Partners’ common units and are subject to forfeiture.

A portion of the fair value of these equity awards will be allocated to Duncan Energy Partners under the EPCO administrative services agreement as a non-cash expense. We will not reimburse EPCO, Enterprise LP or any of their affiliates or partners, through the administrative services agreement or otherwise, for any expenses related to Enterprise LP, including the Initial Contribution by EPCO Holdings.

The Class B limited partner interests in Enterprise LP that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to February 20, 2014, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in Enterprise LP will also lapse upon certain change of control events.

Unless otherwise agreed to by EPCO, EPCO Holdings and a majority in interest of the Class B limited partners of Enterprise LP, Enterprise LP will terminate at the earlier of February 20, 2014 (six years from the date of the agreement) or a change in control of Enterprise Products Partners or Enterprise GP Holdings. Enterprise LP has the following material terms regarding its quarterly cash distribution to partners:

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Distributions of cash flow – Each quarter, 100% of the cash distributions received by Enterprise LP from Enterprise GP Holdings and Enterprise Products Partners will be distributed to the Class A limited partner until EPCO Holdings has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by Enterprise LP will be distributed to the Class B limited partners. The Class A preferred return equals the Class A capital base (as defined below) multiplied by 5.0% per annum. The Class A limited partner’s capital base equals the amount of any contributions of cash or cash equivalents made by the Class A limited partner to Enterprise LP, plus any unpaid Class A preferred return from prior periods, less any distributions made by Enterprise LP of proceeds from the sale of units owned by Enterprise LP (as described below).

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Liquidating Distributions – Upon liquidation of Enterprise LP, units having a fair market value equal to the Class A limited partner capital base will be distributed to EPCO Holdings, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners.

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Sale Proceeds – If Enterprise LP sells any units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.